EXHIBIT 23(H)(XI) UNDER FORM N-1A
                                           EXHIBIT 10(H) UNDER ITEM 601/REG. S-K
                    SUB-ADMINISTRATIVE SERVICES FEE EXHIBIT


   Huntington agrees to pay and Federated hereby agrees to accept as full compensation for its Sub-Administrative Services under this Agreement a sub-administrative fee at the following annual rate:

            Fee Rate                     Average Daily Net Assets of the Fund
             .05%                          on the first $3 billion
             .04%                          on the next $2 billion
             .03%                          on assets in excess of $5 billion

   There is a minimum annual fee per fund of $50,000. There are no Share Class minimums. The per Fund minimum fee will be waived for any Fund created after the date of this Agreement for twelve (12) months from the date of such Fund's effectiveness with the SEC.

   IN WITNESS WHEREOF, the Parties hereto have caused this Sub-Administrative Services Fee Exhibit to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year below.

Dated:June 23, 2006


                               FEDERATED SERVICES COMPANY

                               By:  /s/ Charles L. Davis, Jr.
                               Name:  Charles L. Davis, Jr.
                               Title:  Vice President

                               THE HUNTINGTON NATIONAL BANK

                               By:  /s/ B. Randolph Bateman
                               Name:  B. Randolph Bateman
                               Title:  Executive Vice President and Chief
Investment Officer

ACCEPTED BY:

THE HUNTINGTON FUNDS

By:  /s/ George M. Polatas
Name:  George M. Polatas
Title:  Vice President